EXHIBIT 99


Release Date:                                       Further Information:

IMMEDIATE RELEASE                                   David J. Bursic
October 30, 2001                                    President and
                                                    Chief Executive Officer
                                                                  -or-
                                                    Pamela M. Tracy
                                                    Investor Relations
                                                    Phone: (412) 364-1913


 WVS FINANCIAL CORP. ANNOUNCES RETIREMENT OF WILLIAM J. HOEGEL, AND ELECTION OF
                          DONALD E. HOOK, AS CHAIRMAN


               Pittsburgh, PA -- WVS Financial Corp. (NASDAQ: WVFC; the "Company"), the holding company for West View Savings Bank (the "Bank"), announced the retirement of William J. Hoegel as a director and Chairman of the Company and the Bank. Mr. Hoegel has served with distinction on the Bank's Board since 1984 and on the Company's Board since its inception in 1993. He was elected Chairman of both the Bank and the Company in 1999, following the death of our long-time Chairman James S. McKain, Jr. Drawing on his broad marketing background, Mr. Hoegel helped the Bank to develop a marketing culture. The Bank's retail business has grown steadily during his tenure.

               Donald E. Hook was elected as Chairman of both the Company and the Bank. Mr. Hook has served on the Bank's Board since 1986 and on the Company's Board since its inception in 1993. In addition to his services on the Boards of both the Company and the Bank, Mr. Hook serves as Chairman of the Board of Pittsburgh Cut Flower Company and as a founding board member of North Hills Community Outreach, Inc.

               David J. Bursic, President and Chief Executive Officer commented:
"On behalf of the Board of Directors, Officers and Employees, I would like to thank Bill Hoegel for his 17 years of dedicated service. Under Bill's leadership, the Company consistently ranked among the top five nationally of the fourth hundred largest community banking companies: One Year Profitability - #5; Three Year Profitability - #3."

               Mr. Bursic further commented: "I look forward to working with Don Hook to continue building upon Bill's vision for the Company. Don brings a wealth of business and human development expertise to the table. Don's wise counsel, culled through his extensive business and non-profit board leadership background, will help to further strengthen the Company and the Bank."

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